Exhibit 99.15

Ferrellgas, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

As of April 30, 2005 and July 31, 2004

FERRELLGAS, INC. AND SUBSIDIARIES

Table of Contents

Page

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

Condensed Consolidated Balance Sheets – April 30, 2005 and July 31, 2004	1

Notes to Condensed Consolidated Balance Sheets	2

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	April 30	July 31,
ASSETS	2005	2004

Current assets:
Cash and cash equivalents	$ 20,212	$ 15,887
Accounts and notes receivable, net	163,252	114,211
Inventories	88,653	103,578
Prepaid expenses and other current assets	13,300	10,075
Total current assets	285,417	243,751

Property, plant and equipment, net	842,459	847,106
Goodwill	499,994	495,976
Intangible assets, net	262,458	265,125
Other assets, net	16,015	15,642
Total assets	$1,906,343	$1,867,600

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable	$ 89,597	$ 104,309
Short-term borrowings	87,281	-
Other current liabilities	86,410	92,920
Total current liabilities	263,288	197,229

Long-term debt	1,059,139	1,153,652
Deferred income taxes	2,629	2,569
Other liabilities	23,169	20,531
Contingencies and commitments (Note H)	-	-
Minority interest	460,112	380,795
Parent investment in subsidiary	173,794	186,596

Stockholder’s equity (deficiency):
Common stock, $1 par value;
10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	17,567	15,462
Note receivable from parent	(146,779)	(146,830)
Retained earnings	54,248	56,865
Accumulated other comprehensive income (loss)	(825)	730
Total stockholder’s equity (deficiency)	(75,788)	(73,772)
Total liabilities and stockholder’s equity (deficiency)	$1,906,343	$1,867,600

FERRELLGAS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS

April 30, 2005

(Dollars in thousands, unless otherwise designated)

(unaudited)

A.	Organization

The accompanying condensed consolidated balance sheets and related notes present the consolidated financial position of Ferrellgas, Inc. (the “Company”), its subsidiary and its partnership interests in Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (“the operating partnership,” collectively referred to as “Ferrellgas”). The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell Companies”).

The condensed consolidated balance sheets of the Company reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim period presented. All adjustments to the condensed consolidated balance sheets were of a normal, recurring nature. The information included in this report should be read in conjunction with the consolidated balance sheets and accompanying notes as set forth in the Company’s consolidated balance sheets as of July 31, 2004 and 2003.

B.	Accounting estimates

The preparation of balance sheets in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from these estimates. Significant estimates impacting the condensed consolidated balance sheets include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, amortization methods of intangible assets and valuation methods of derivative commodity contracts.

C.	Nature of operations

The Company is a holding entity that conducts no operations and has one subsidiary, Ferrellgas Acquisition Company, LLC (Ferrellgas Acquisition Company”). Limited operations are conducted by or through Ferrellgas Acquisition, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas. The Company also owns a 1% general partner interest in both Ferrellgas Partners and the operating partnership. The operating partnership is the only operating subsidiary of Ferrellgas Partners.

Ferrellgas is engaged primarily in the distribution of propane and related equipment and supplies in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves more than one million residential, industrial/commercial, portable tank exchange, agricultural and other customers in all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada.

D.	Business combinations

During fiscal 2004, the Company completed a material business combination. The business combination was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The Company completed its valuation and allocation of the purchase price related to the Blue Rhino contribution in the third quarter of fiscal 2005. In the current fiscal year, the purchase price increased by $3.6 million due to the final valuation of property, plant and equipment received in the acquisition.

	Allocation of purchase price
Business combinations	Purchase price	Working capital	Property, plant & equipment	Intangible Assets	Goodwill	Other
Blue Rhino (April 2004)	$414,365	$21,334	$96,160	$163,100	$132,396	$1,375

Blue Rhino contribution

On April 20, 2004, FCI Trading Corp. (“FCI Trading”), an affiliate of the Company, acquired all of the outstanding common stock of Blue Rhino Corporation in an all-cash merger. Pursuant to an Agreement and Plan of Merger dated February 8, 2004, a subsidiary of FCI Trading merged with and into Blue Rhino Corporation whereby the then current stockholders of Blue Rhino Corporation were granted the right to receive a payment from FCI Trading of $17.00 in cash for each share of Blue Rhino Corporation common stock outstanding on April 20, 2004. FCI Trading thereafter became the sole stockholder of Blue Rhino Corporation and immediately after the merger, FCI Trading converted Blue Rhino Corporation into a limited liability company, Blue Rhino LLC.

In a non-cash contribution, pursuant to a Contribution Agreement dated February 8, 2004, FCI Trading contributed on April 21, 2004 all of the membership interests in Blue Rhino LLC to the operating partnership through a series of transactions and the operating partnership assumed FCI Trading’s obligation under the Agreement and Plan Of Merger to pay the $17.00 per share to the former stockholders of Blue Rhino Corporation together with other specific obligations, as detailed in the following table:

Assumption of obligations under the contribution agreement	$343,414
Common units and general partner interest issued	11,850
Assumption of Blue Rhino’s bank credit facility outstanding balance	43,719
Assumption of other liabilities and acquisition costs	15,382
$414,365

Also on April 21, 2004, subsequent to the contribution described above, Blue Rhino LLC merged with and into the operating partnership. The former operations of Blue Rhino LLC will hereafter be referred to as “Blue Rhino.”

The Company’s valuation of the tangible and intangible assets of the Blue Rhino acquisition resulted in the recognition of goodwill of $132.4 million. This valuation of goodwill was based on the Company’s belief that the contributions of Blue Rhino will be beneficial to the Company’s and Blue Rhino’s operations as Blue Rhino’s counter-seasonal business activities and anticipated future growth is expected to provide the Company with the ability to better utilize its seasonal resources to complement Ferrellgas’ retail distribution locations with Blue Rhino’s existing distributor network.

E.	Accounts receivable securitization

The Company transfers certain of its trade accounts receivable to Ferrellgas Receivables, LLC (“Ferrellgas Receivables”), its wholly-owned unconsolidated, special purpose entity, and retains an interest in a portion of these transferred receivables. As these transferred receivables are subsequently collected and the funding from the accounts receivable securitization facility is reduced, the Company’s retained interest in these receivables is reduced. As of April 30, 2005, the balance of the retained interest was $14.2 million and was classified as accounts receivable on the condensed consolidated balance sheet. At April 30, 2005, $75.0 million of accounts receivable had been transferred to Ferrellgas Receivables. At April 30, 2005, the Company did not have any remaining capacity to transfer additional trade accounts receivable. The weighted average discount rate used to value the retained interest in the transferred receivables was 3.5% during the nine months ended April 30, 2005. The Company renewed the facility for an additional 364-day commitment on September 21, 2004. On June 7, 2005, the Company renewed the facility for an additional 364-day commitment.

F.	Supplemental balance sheet information

Inventories consist of:

	April 30,	July 31,
	2005	2004
Propane gas and related products	$56,007	$ 69,570
Appliances, parts and supplies	32,646	34,008
	$88,653	$103,578

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Nearly all of these contracts have terms of less than one year and most call for payment based on market prices at the date of delivery. All fixed price contracts have terms of less than 18 months. As of April 30, 2005, the Company had committed, for supply procurement purposes, to take net delivery of approximately 32.6 million gallons of propane at a fixed price.

Intangible assets, net consist of:

	April 30, 2005			July 31, 2004
	Gross carrying amount	Accum-ulated amortization	Net	Gross carrying amount	Accum-ulated amortization	Net
Amortized intangible assets
Customer lists	$338,469	$(152,636)	$185,833	$326,352	$(140,766)	$185,586
Non-compete agreements	34,504	(20,617)	13,887	71,697	(56,468)	15,229
Other	5,467	(1,785)	3,682	6,289	(979)	5,310
	378,440	(175,038)	203,402	404,338	(198,213)	206,125
Unamortized intangible assets
Tradenames & trademarks	59,056	-	59,056	59,000	-	59,000
	$437,496	$(175,038)	$262,458	$463,338	$(198,213)	$265,125

Other current liabilities consist of:

	April 30,	July 31,
	2005	2004
Accrued interest	$27,747	$28,990
Accrued payroll	16,513	16,989
Accrued insurance	8,738	6,942
Note payable	-	1,546
Other	33,412	38,453
	$86,410	$92,920

G.	Short-term borrowings

On April 22, 2005, the Company entered into a $330.0 million bank credit facility. This new bank credit facility replaces the $307.5 million bank credit facility that was to expire on April 28, 2006. The $330.0 million bank credit facility is available for working capital, acquisitions, capital expenditures, long-term debt repayments, and general partnership purposes and will terminate on April 22, 2010, unless extended or renewed. The new bank credit facility has a letter of credit sub-facility with availability of $90.0 million. As of April 30, 2005, the Company had borrowings of $87.3 million outstanding on the $330.0 million bank credit facility.

The borrowings under the $330.0 million bank credit facility bear interest, at the Company’s option, at a rate equal to either:

•a base rate, which is defined as the higher of the federal funds rate plus 0.50% or Bank of America’s prime rate (as of April 30, 2005, the federal funds rate and Bank of America’s prime rate were 2.97% and 5.75%, respectively); or

•the Eurodollar Rate plus a margin varying from 1.50% to 2.50% (as of April 30, 2005, the one-month Eurodollar Rate was 3.02%).

In addition, an annual commitment fee is payable on the daily unused portion of the Company’s $330.0 million bank credit facility at a per annum rate varying from 0.375% to 0.500% (as of April 30, 2005, the commitment fee per annum rate was 0.375%).

H. Contingencies and commitments

The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the condensed consolidated financial condition of the Company.

I. Adoption of new accounting standards

The Financial Accounting Standards Board (“FASB”) recently issued SFAS No. 123 (revised 2004), “Share-Based Payment” SFAS No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4 (issued 11/04)” SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion

No. 29” EITF No. 04-1, “Accounting for Preexisting Relationships between the Parties to a Business Combination” and FASB Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”.

SFAS No. 123 (revised 2004) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value, as of the grant date, of the equity or liability instruments issued. This statement is effective for public entities and for non-public entities as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, or December 15, 2005, respectively. Currently, the Company accounts for the Ferrellgas Unit Option Plan and the Ferrell Companies, Inc. Incentive Compensation Plan using the intrinsic value method under the provisions of Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees,” for all periods presented and makes the fair value method pro forma disclosures required under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” The Company is currently studying SFAS No. 123R and assessing its effect on the Company’s financial position.

SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges. This statement is effective for inventory cost incurred during fiscal years beginning after June 15, 2005. Consequently, the Company will implement SFAS No. 151 during the quarter ended October 31, 2005. The Company has studied SFAS No. 151 and believes it will not have a material effect on its financial position.

SFAS No. 153 amends APB Opinion No. 29 which required that exchanges of nonmonetary assets be measured based on the fair value of the assets exchanged. This Statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Consequently, the Company will implement SFAS No. 153 during the quarter ended October 31, 2005. The Company has studied SFAS No. 153 and believes it will not have a material effect on its financial position.

EITF 04-1 requires that pre-existing contractual relationships between two parties involved in a business combination be evaluated to determine if a settlement of the pre-existing contracts is required separately from the accounting for the business combination. This consensus is effective for business combinations consummated and goodwill impairment tests performed in reporting periods beginning after October 13, 2004. Consequently, the Company implemented EITF 04-1 during the quarter ended January 31, 2005, without a material effect on its financial position.

FASB Financial Interpretation No. 47 clarifies the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, implemented by the Company in fiscal year 2003. A conditional asset obligation is a legal obligation to retire an asset when the timing and (or) method of settlement are conditional on a future event, that may or may not be within the control of the entity. The interpretation also requires an entity to recognize a liability for the fair value of the asset retirement obligation when incurred if fair value can be reasonably estimated. The measurement of the liability may factor in any uncertainty about timing and(or) method. The Interpretation is effective for fiscal years ending after December 15, 2005. The Company is currently studying this interpretation and whether it will have a material effect on its financial position.

J. Transactions with related parties

JEF Capital Management, Inc. (“JEF Capital”) is beneficially owned by James E. Ferrell (“Mr. Ferrell”), Chairman, Chief Executive Officer and President of the Company, and thus is an affiliate. JEF Capital directly owns 100% of Ferrellgas Partners’ senior units. See Note K – Subsequent event - for discussion about the conversion of Ferrellgas Partners senior units into Ferrellgas Partners common units. Ferrellgas Partners paid senior unit distributions of $2.0 million to JEF Capital on September 14, 2004, December 15, 2004, and March 15, 2005. On April 30, 2005, Ferrellgas Partners accrued a senior unit distribution of $2.0 million that Ferrellgas Partners paid to JEF Capital on June 14, 2005. Ferrell Companies is the sole shareholder of the Company and beneficially owns 18.0 million common units of Ferrellgas Partners as of April 30, 2005.

Ferrellgas Partners has paid the following common unit distributions to related parties:

	For the three months ended April 30,		For the nine months ended April 30,
	2005	2004	2005	2004
Ferrell Companies	$8,902	$8,902	$26,706	$26,706
FCI Trading	98	-	294	-
Ferrell Propane	26	26	77	77

On May 23, 2005, Ferrellgas Partners declared distributions to Ferrell Companies, FCI Trading and Ferrell Propane of $8.9 million, $0.1 million and $26 thousand, respectively, that were paid on June 14, 2005.

Operations

Ferrell International Limited (“Ferrell International”) is beneficially owned by Mr. Ferrell and thus is an affiliate. The Company enters into transactions with Ferrell International in connection with the Company’s risk management activities and does so at market prices in accordance with the Company’s affiliate trading policy approved by the Company’s Board of Directors. These transactions include forward, option and swap contracts and are all reviewed for compliance with the policy. The Company also provides limited accounting services for Ferrell International.

K. Subsequent events

On June 23, 2005 the Company announced an agreement to sell certain non-strategic storage and terminal assets from the operating partnership to Enterprise Products Partners, L.P. (NYSE: EPD) of Houston, Texas. The sale price for the assets is $144 million in cash, plus a post-closing payment for, among other things, accounts receivable and inventories. Completion of the proposed sale is subject to customary conditions and is scheduled to close by July 31, 2005.

During June 2005, Ferrellgas Partners received proceeds of $43.3 million, net of issuance costs, pursuant to the issuance of 2.1 million Ferrellgas Partners common units, including Ferrell Companies acquisition of 0.4 million of these common units for $7.9 million in cash and contribution of $0.9 million to the Company.

On June 30, 2005, the remaining outstanding senior units of Ferrellgas Partners owned by JEF Capital were converted to common units in a non-cash transaction. The 2.0 million outstanding of Ferrellgas Partners senior units, and the $1.3 million of accumulated and unpaid distributions on those senior units, were together converted into 3.9 million of Ferrellgas Partners common units.